March 29, 1996




Steakout, King of Steaks Restaurants, Inc.
Attention:  Gary Schwalb, President
1800 Camino Monte Sol
North Las Vegas, Nevada  89031

Gentlemen:

          This letter will set forth our agreement with respect to the conversion of certain Good Times Drive Thru restaurants into Steakout restaurants and related matters. For convenience we shall refer to Steakout, King of Steaks Restaurants, Inc. as "Steakout" and to Good Times Restaurants Inc. and its subsidiary, Good Times Drive Thru Inc., together as "Good Times."

          1. Good Times shall lease and sublease to Steakout the following Good Times restaurants located in the Denver, Colorado metropolitan area (the "Initial Restaurants") pursuant to the terms and conditions of Leases and Subleases in the form attached hereto as Exhibit A:

               #105 - 41st & Wadsworth
               #118 - 22nd & Sheridan

The consideration due from Steakout to Good Times for the lease and sublease of the Initial Restaurants shall be $50,000 payable in increments of $25,000 each due upon Steakout taking possession of an Initial Restaurant. Such taking of possession shall occur with respect to each of the Initial Restaurants at such time as the master lessor thereof has consented to the sublease and a building permit has been obtained therefor by Steakout, but in no event later than April 15, 1996. Steakout and Good Times acknowledge that Steakout has deposited in escrow with Cohen Brame & Smith Professional Corporation such $50,000 and Steakout and Good Times shall jointly instruct Cohen Brame & Smith to make such payments as set forth above.

          2. Following the taking of possession of the Initial Restaurants, Steakout shall as rapidly as practicable cause the Initial Restaurants to be converted into Steakout restaurants involving a physical format substantially similar to the Steakout restaurants existing on the date of this letter agreement in Las Vegas, Nevada. The lease and sublease of the Initial Restaurants shall include all of the property thereof other than with respect to each of the Initial Restaurants (i) inventories, replenishable smallwares and cash banks, (ii) two cash registers, (iii) the center island make-up tables, (iv) shake machines, bun toasters and any other equipment not used in the normal operation of a Steakout restaurant and (v) Good Times signage that in Good Times' reasonable judgment cannot practicably be resurfaced and reused by Steakout. In connection with such conversion, Steakout shall also have the right to convert the existing Good Times passenger side drive-thru lanes into paved patios.

          3. The subleases of the Initial Restaurants shall require Steakout, from and after its taking possession of each of the Initial Restaurants, to discharge in full and when due all obligations of Good Times under the master leases therefor. As additional consideration for the leases subleases, Steakout shall pay to Good Times six percent of the gross revenues of the Initial Restaurants. Such amounts shall be paid to Good Times on a monthly basis, and notwithstanding the foregoing, the payment each month with respect to each Initial Restaurant, commencing with the fifteenth day following its possession by Steakout, shall in no event be less than $2,500 or more than $3,300.

          4. Good Times shall have the option to terminate the leases and subleases for the Initial Restaurants and to purchase from Steakout the assets thereof, which option may be exercised by Good Times by notice to Steakout given on or before 120 days after the opening of the second Initial Restaurant as a Steakout restaurant and which lease and sublease terminations and purchases shall be effective thirty days after such notice. The purchase price of the Initial Restaurants payable by Good Times to Steakout, due upon the effective date of such purchase, shall be $50,000 plus an amount equal to (i) all out-of-pocket expenses incurred by Steakout with third parties in converting the buildings and equipment of the Initial Restaurants from Good Times Drive Thru restaurants to Steakout restaurants and (ii) customary capitalized pre-opening expenses incurred by Steakout for the Initial Restaurants which expenses shall therefore exclude expenses incurred for Steakout employees.

          5. The option of Good Times to purchase the Initial Restaurants shall not be transferable and if not exercised by Good Times, shall be exercisable only by Boyd E. Hoback ("Hoback"), the present President and Chief Executive Officer of Good Times, in view of Steakout's confidence in Hoback's operations capability.

          6. Upon exercise of the above described option to purchase the Initial Restaurants, Good Times (or Hoback) shall become the exclusive Steakout area franchisee for Colorado and Boise, Idaho, including within such exclusive rights the right to subfranchise. Good Times (or Hoback) shall pay an initial fee with respect to each purchased Initial Restaurant of $20,000 due upon the effective date of such purchase. Upon such purchase Steakout and Good Times (or Hoback) shall enter into a development agreement containing the development schedule and providing for additional initial fees as set forth on Exhibit B hereto and a franchise agreement, which franchise agreement shall require the payment of weekly royalty fees as set forth on Exhibit B hereto, and which development and franchise agreements shall contain other customary terms and conditions approved by Steakout and Good Times (or Hoback), which approvals shall not be unreasonably withheld. If Steakout and Good Times (or Hoback) cannot agree on such other customary terms and conditions, they shall be determined by arbitration in Denver, Colorado. Such arbitration shall be accomplished by Good Times (or Hoback) and Steakout each designating a restauranteur which designees shall then jointly designate a third independent restauranteur and such third independent restauranteur, whose fees shall be paid equally by Steakout and Good Times (or Hoback), shall determine such other customary terms and conditions.

          7. Prior to the exercise or the lapse of Good Times' (or Hoback's) purchase option set forth in paragraph 4 or, if later, until September 30, 1996, Good Times shall provide to Steakout leased restaurant personnel and accounting services for the Initial Restaurants. Such services shall not however include personnel utilized for special opening teams which personnel shall be provided and paid for by Steakout. The accounting services shall consist of monthly operations financial statements of the same nature as Good Times provides for its own restaurants. Steakout shall utilize such leased employees pursuant to employment practices approved by Good Times, which approval shall not be unreasonably withheld, and Steakout shall indemnify and hold Good Times harmless with respect to any claims arising out of the use of such leased employees. As compensation for such services Steakout shall (i) reimburse Good Times for its out-of-pocket costs for all such leased employees and (ii) pay Good Times $500 per month for each Initial Restaurant. If Good Times (or Hoback) has not exercised its option under paragraph 4 (or 5), Good Times shall thereafter at Steakout's request provide until September 30, 1996 complete management services for the Initial Restaurants and shall receive as additional compensation therefor two percent of the gross revenues of the Initial Restaurants during the period of such complete services. Steakout shall make such reimbursements and payments to Good Times on a weekly basis together with reimbursement of any other expenses incurred by Good Times on behalf of Steakout in connection with such services. To ensure the making of such reimbursements and payments, Steakout shall at all times provide to, and maintain with, Good Times a cash reserve fund equal to the estimate from time to time of Good Times of such reimbursements and payments to be due from Steakout for payroll and payroll taxes during each succeeding two week period. The foregoing complete management services provisions shall be embodied in a management services agreement as set forth in Exhibit C hereto.

          8. Prior to the exercise or lapse of Good Times' (or Hoback's) option to purchase the Initial Restaurants but after the conversion thereof to Steakouts, Steakout shall have the option at any time upon thirty days notice to terminate the leases and subleases and the complete management services agreement and to transfer ownership of the Initial Restaurants to Good Times without any payment obligation therefor by Good Times. Thereafter, Good Times may elect to operate the Initial Restaurants as Steakout restaurants for one year without any initial franchise fee or weekly royalty fees after which weekly royalty fees shall be payable as set forth on Exhibit B.

          9. Provided that (i) the aggregate gross revenues of the Initial Restaurants as Steakout restaurants have averaged $14,000 per week per Initial Restaurant, exclusive of revenues during the first one week of operation of each Initial Restaurant,
(ii) the average gross revenues of each Initial Restaurant have been at least $10,000 exclusive of such first week, and
(iii) Steakout has not exercised its option under paragraph 8, Steakout may elect to sublease the following two additional Good Times restaurants:

               #109 -    Monaco & Evans
               #127 -    92nd & Wadsworth

Notwithstanding the foregoing, if Good Times has not at the time of the exercise of such election completed the sale of its restaurant in Broomfield, Good Times may elect to substitute for restaurant #109 another Good Times restaurant in the Denver Metropolitan area which other restaurant shall be selected by Good Times as being of generally equivalent potential value as restaurant #109 and which selection shall be subject to the approval of Steakout, which approval shall not be unreasonably withheld.

          10. The election of Steakout set forth in paragraph 9 shall be made or lapse thirty days after the opening of both of the Initial Restaurants as Steakout restaurants except that if the revenues of the Initial Restaurants have not at such time met the requirements set forth in paragraph 9, Steakout may extend the period of such election for up to an additional four weeks in order to endeavor to meet such requirements. Upon such election:

               (i) leases and subleases shall be entered into for such additional restaurants in the form attached hereto as Exhibit A; and

               (ii) Steakout shall pay Good Times $50,000.

Such additional restaurants shall thereafter become Initial Restaurants for all purposes of this letter agreement except that
(i) the option of Good Times (or Hoback) to terminate the leases and subleases and to purchase the assets of the Initial Restaurants under paragraph 4 shall be exercisable on or before the elapse of ninety days after the opening of the fourth Initial Restaurant as a Steakout restaurant and the $50,000 purchase price set forth in paragraph 4 shall become $100,000, and (ii) the option of Steakout to terminate the subleases under paragraph 8 shall not apply to any of the Initial Restaurants. Upon exercise of such option by Good Times (or Hoback) payment with respect to restaurants #105 and #118 shall be due thirty days thereafter and with respect to the other two Initial Restaurants shall be due ninety days thereafter.

          11. Notwithstanding the provisions set forth above, if Steakout has elected to lease and sublease four Initial Restaurants and if Good Times has exercised its option to purchase the Initial Restaurants, Good Times may also, with the concurrence of Steakout, elect to postpone the effective date of its purchase of two of the Initial Restaurants designated by it for one year. Moreover, notwithstanding the exercise of Good Times' option to terminate the sublease and purchase the Initial Restaurants, Good Times shall not be obligated to purchase such designated Initial Restaurants if Steakout has concurred with the above described postponement and if in the period from the commencement of the subleases therefor up to the scheduled effective date of the purchase thereof the average weekly gross revenues of such Initial Restaurants are less than $14,000 per Initial Restaurant. During the period of such postponed purchase, Good Times shall provide for such two Initial Restaurants all of the services described in paragraph 7 and shall receive all of the compensation described in such paragraph.

          12. In the event that neither Good Times (nor Hoback) exercises its option to purchase the Initial Restaurants, and Steakout does not exercise its option under paragraph 8 above, upon the lapse of such options, the subleases for the Initial Restaurants shall terminate and (i) Good Times shall assign the master leases for the Initial Restaurants to Steakout and
(ii) Steakout shall reimburse Good Times for the amount of its net book value of the Initial Restaurants, exclusive of Initial Restaurant #105, as shown on the regular accounting records of Good Times as of the last day of the month preceding the lapse of the option of Good Times (and Hoback) after first subtracting from such reimbursement the $50,000 (or $100,000 under paragraph 10) paid by Steakout to Good Times under paragraph 1 above. The reimbursement by Steakout under subpart (ii) above shall be in the form of the promissory note of Steakout secured by the assets of the Initial Restaurants, which note shall accrue interest at the rate of seven percent per annum and with all interest and principal due on or before the elapse of ten years after the date of this letter agreement. Steakout shall make payments on such promissory note equal to six percent of the gross revenues of the Initial Restaurants, payable on or before the 15th day of each month with respect to revenues of the prior month. Notwithstanding the foregoing, in no event shall such payments be less than $30,000 or more than $40,000 with respect to each of the Initial Restaurants during each 12 month period of such promissory note. The form of such promissory note shall be as attached hereto as Exhibit D. Any default by Steakout under the leases for the Initial Restaurants assigned by Good Times to Steakout or under this letter agreement shall constitute a default under such promissory note. In the event that there are four Initial Restaurants, their purchase price shall be the net book value of Good Times therein, including in Initial Restaurant #105. In the event that there are two Initial Restaurants, with respect to Initial Restaurant #105, Steakout shall pay to Good Times six percent of its gross revenues for a period of five years after the termination of its sublease also payable on or before the 15th day of each month with respect to the revenues of the prior month. The obligation to make such payments shall also be secured by the assets of the Initial Restaurants. The net book value of the Initial Restaurants as of the date hereof is as shown on Exhibit E hereto. Following the assignment of the master leases for the Initial Restaurants from Good Times to Steakout and so long as Good Times remains obligated under any of such master leases, Steakout shall not assign, sublease or otherwise transfer its interest in the leases for which Good Times remains obligated without the prior written approval of Good Times, which approval shall not be unreasonably withheld. In determining the reasonableness of a withholding of approval thereof by Good Times, it shall be reasonable for Good Times to consider, among other factors, the net worth and operating experience of the proposed transferee from Steakout.

          13. In the event that Steakout develops any additional Steakout restaurants in excess of the Initial Restaurants prior to the exercise or lapse of Good Times' (or Hoback's) purchase option, such additional restaurants shall be subject to such purchase options pursuant to paragraphs 4 and 5 above and to the management provisions of paragraphs 7 and 11. Such purchase options shall be exercisable on or before 120 days after the opening of all of such restaurants and payment therefor shall be due ninety days after exercise of such options.

          14. To assist Steakout in the development of its operating systems and operating procedures, Good Times shall provide without charge to Steakout (except for reimbursement of any Good Times out-of-pocket expenses) the use of its franchise documents, training manuals, operations manuals and accounting and administrative systems. Good Times shall also make available to Steakout without charge Good Times personnel for consultation on such items to a reasonable extent which in Good Times' discretion does not interfere with the employment duties of such personnel to Good Times. Steakout shall maintain the confidentiality of such information and shall recognize the proprietary rights of Good Times thereto and the foregoing shall be embodied in such confidentiality and proprietary rights agreements as Good Times may reasonably request. Good Times shall also maintain the confidentiality of and recognize the proprietary rights of Steakout's systems.

          15. Until the promissory note provided for in paragraph 12 has been paid in full and for so long as Good Times is contingently liable on the leases for the Initial Restaurants, or until Good Times (or Hoback) reacquires the Initial Restaurants, Steakout shall be the entity receiving all franchise fees and royalties with respect to all franchised Steakout restaurants wherever located and shall neither liquidate nor make any extraordinary distributions to its shareholders.

          16. Whenever any payments are due Good Times from Steakout based upon gross revenues (i) there shall first be deducted from such revenues any sales and similar excise taxes payable; (ii) each payment shall be accompanied by a certification as its correctness from the chief financial officer or other executive officer of Steakout, and (iii) Good Times and its agents shall have right upon reasonable notice and at reasonable intervals to inspect the books and records of Steakout to verify the correctness of such payments. If any such payment is understated, Steakout shall reimburse Good Times for the cost of such inspection and such understatement shall be immediately payable together with interest thereon of 18 percent per annum. Any late payment shall also be subject to a late fee of $500.

          17. Any dispute under this letter agreement, except as otherwise expressly set forth, shall be resolved by arbitration in Denver, Colorado pursuant to procedures the parties agree upon and in the absence of any such agreement, pursuant to the rules and procedures of the American Arbitration Association.


          If this letter correctly sets forth our agreement, please sign and return the attached copy hereof.

                              Very truly yours,

                              GOOD TIMES RESTAURANTS INC.

                              By: /s/ Boyd E. Hoback, President
                                    President

Accepted and agreed to this
 1st day of April, 1996

STEAKOUT, KING OF STEAKS RESTAURANTS, INC.

By:  /s/ Gary Schwalb